Exhibit 99.4

Annex B

Sales of Class A Ordinary Shares by GG 1978 SICAF SIF S.A. – GG Strategic and MGG Strategic SICAF SIF S.A. – MGG Strategic during the 60-day period ending June 12, 2026, each of which occurred in the open market:

Date	Number of Shares Sold	Average Price Per Share	Price Range Per Share	Seller
04/2/2026	273	$49.00	N/A	GG 1978 SICAF SIF S.A. – GG Strategic
04/17/2026	100,000	$49.2102	$49.23-$49.37	GG 1978 SICAF SIF S.A. – GG Strategic
05/14/2026	250,000	$53.1504	$53.00-$53.455	MGG Strategic SICAF SIF S.A. – MGG Strategic
05/22/2026	250,000	$54.3128	$53.87-$54.485	MGG Strategic SICAF SIF S.A. – MGG Strategic
05/28/2026	399,727	$54.4962	$54.00-$54.60	GG 1978 SICAF SIF S.A. – GG Strategic
05/29/2026	300,000	$55.2602	$54.53- $56.005	GG 1978 SICAF SIF S.A. – GG Strategic
06/05/2026	250,000	$55.4791	$55.07-$55.93	MGG Strategic SICAF SIF S.A. – MGG Strategic
06/08/2026	35,958	$55.9029	$55.50-$56.02	MGG Strategic SICAF SIF S.A. – MGG Strategic
06/09/2026	264,042	$55.5714	$55.08-$55.80	MGG Strategic SICAF SIF S.A. – MGG Strategic
06/10/2026	9,980	$55.1854	$55.00-$55.49	MGG Strategic SICAF SIF S.A. – MGG Strategic
06/11/2026	290,020	$55.1981	$55.00-$55.40	MGG Strategic SICAF SIF S.A. – MGG Strategic
06/12/2026	118,527	$55.0876	$55.00-$55.42	MGG Strategic SICAF SIF S.A. – MGG Strategic
06/12/2026	114,546	$55.0915	$55.00-$55.395	GG 1978 SICAF SIF S.A. – GG Strategic

The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the number of shares of Class A Ordinary Shares sold at each separate price within the price ranges set forth on the table above.